FIRST AMENDMENT TO INDENTURE AGREEMENT

BY AND BETWEEN

DISTRIBUCIÓN Y SERVICIO D&S S.A.

AND

BANCO DE CHILE

In Santiago, Chile, on February 9, 2007, before me, EMILIO POMAR CARRASCO, Alternate Notary Public to Mr. JOSE MUSALEM SAFFIE, Regular Notary of the Forty-Eighth Notarial Office of Santiago, domiciled in this city at Huérfanos 770, 3rd floor, pursuant to Decree No. 122-2007 of the Presidency of the Court of Appeals dated February 6, 2007, filed at the end of the February 2007 Registries, there appeared:

MIGUEL AFFIF NÚÑEZ SFEIR, Chilean, married, business administrator, national identity card No. 10.087.763-5, on behalf, as shall be evidenced, DISTRIBUCIÓN Y SERVICIOS D&S S.A., a corporation engaged in supermarket exploitation, incorporated and validly existing under the laws of the Republic of Chile, taxpayer identification No. 96.439.000-2, both domiciled, for these purposes, at Avenida Eduardo Frei Montalba 8301, borough of Quilicura, city of Santiago (hereinafter the "Issuer") as one party; and as the other,

Mr. ALBERTO ESQUIVEL MUÑOZ, Chilean, married, business administrator, national identity card No. 6.374.597-9, and Mr. HERNAN JORQUERA HERRERA, Chilean, married, businessman, national identity card No. 6.636.671-5, both on behalf of, as shall be evidenced, BANCO DE CHILE, a juristic person engaged in banking, all domiciled at Ahumada 251, borough and city of Santiago, acting as the bondholders representative and paying bank (hereinafter the "Bondholders Representative," the "Representative" or the "Paying Bank").

The parties are of age, evidence their identity by the aforesaid identity cards and state that:

FIRST: Recitals

1.1 On December 29, 2006, the parties executed a public deed of an indenture agreement in this same Notarial Office under Journal Number 18,507-2006, pursuant to the final subparagraph of article 104 of Law 18,045, the securities market law (hereinafter the "Indenture Agreement"). Such deed established, inter alia, the characteristics, terms and other conditions of a bond facility for six million unidades de fomento (hereinafter the "Facility").

1.2 As required by law 18,045, the securities market law, and General Rule 30 of the Superintendency of Securities and Insurance (hereinafter the "SVS"), as amended, on January 4, 2006, the Issuer filed a registration request with the SVS to which it accompanied, among other information, a copy of the Indenture Agreement.

1.3 On February 1, 2007, by means of Ordinary Letter Number 01501, the SVS made observations to the information presented by the Issuer, including to the Indenture Agreement.

1.4 The parties hereby amend the Indenture Agreement in the manner indicated in the next clause.

SECOND: Amendments

On this date, the parties, under due authorization, hereby amend the Indenture Agreement and, therefore, the public deed dated December 29, 2006, executed under Journal Number 18,507-2006 in this same Notarial Office, in the following way:

2.1 (a) The definition of Business Day in the first section is replaced in full by the following: "Business Day means any day of the week except for holidays";

(b) The following new definition is added after the definition of Business Day: "Bank Business Day means any day when banks and financial institutions open their doors to the public for transactions forming part of their business";

(c) The two parts in Section 5.10 where it says "Business Day" must be changed to "Bank Business Day";

(d) The two parts in Section 5.11 where it says "Business Day" must be changed to "Bank Business Day";

(e) The two parts in Section 9.6 where it says "Business Days" must be changed to "Bank Business Days";

(f) "Business Day" in Section 14.3 must be changed to "Bank Business Day";

2.2 The figure "26,000,168,314 pesos" in Section 2.3.A is replaced by "26,168,314,000 pesos."

2.3 The phrase "specifying the currency or unit of adjustment" is eliminated in Section 5.14.a).

2.4 The phrase "If such statement is not made, it may be made at any time by the Representative using the information available" is eliminated in Section 15.15.

2.5 The part in Section 6.6 is replaced entirely where it says "Bond Term. The Series E Bonds will expire March 1, 2015." It will read "Bond Term. The Series E Bonds will expire September 1, 2016."

2.6 Section Eight is replaced entirely by the following: "EIGHTH: USE OF FUNDS. The funds received from placing the first issue of the Bonds under this facility, i.e. the Series E Bonds, the characteristics of which are set down in Section 6 hereof, will be used entirely and primarily to refinance the Issuer’s liabilities. However, they will be used subsidiarily to finance investment projects and pay costs associated with placement. The funds from the Bonds placed that have been issued under the facility after the first issue identified in Section 6 hereof will be used to restructure the Issuer's liabilities and/or finance investment projects, and to pay the costs associated with placement. All such uses shall be determined in terms of percentage and specific uses in the respective Supplemental Deeds."

2.7 The following is added at the end of Section 11.5 and shall form an integral part thereof: "; and regardless, provided the above situation is not cured in the period of thirty days after the date when the respective lender has notified the Issuer of its decision to exercise the right to collect the credit early."

2.8 Section 12.3 is replaced entirely by the following: "3. The statement made by the Issuer pursuant to Section 5.15 hereof shall be used to determine the Bonds in circulation, the par value thereof and the series and subseries thereof. In order to determine the Bonds in circulation and the par value thereof (i) before all Bonds in the first issue under the facility or all Bonds issued under Supplemental Deeds, as the case may be, have been placed or (u) after the period for placement has expired but the Issuer has not made the aforesaid statement, the Issuer shall make a similar statement regarding the Bonds placed through that date, at least 6 Bank Business Days in advance of the date of a meeting."

2.9 The following is added at the end of Section 13.5 and it forms an integral part thereof: "The foregoing shall be understood without prejudice to the Representative's right to request from the Issuer or the external auditors thereof the reports necessary for an appropriate protection of the interests of its principals. It shall have the right to be fully informed in writing of everything relating to the course of the Issuer's business, at any time, by the manager or substitute thereof. This right shall be exercised in a way that does affect corporate operations. The Representative may also attend the Issuer’s shareholders meetings without the right to vote. The Representative shall keep the internal information on the Issuer that it receives strictly confidential, notwithstanding the powers available thereto to fulfill its functions."

2.10 The parties agree to amend the document entitled "Payment Schedule" that is attached to the Indenture Agreement. Where it says "Expiration date: March 1, 2015," it should say "Expiration date: September 1, 2016." Moreover, in order to reflect solely this change, the parties agree to file a new Payment Schedule with this deed.

THIRD: The parties expressly state that except as amended herein, all stipulations in the Indenture Agreement remain unchanged.

FOURTH: REGISTRATIONS AND EXPENSES

The bearer of a notarized copy of this deed is empowered to request the corresponding registrations. The taxes, notarial and registration expenses and eventual releases arising under this instrument will be paid by the Issuer.

AUTHORITIES

The authority of Mr. Miguel Afif Núñez Sfeir to represent Distribución y Servicio D&S S.A. is evidenced in the public deed dated December 28, 2006, executed in the Santiago Notarial Office of Mr. José Musalem Saffie. The authority of Alberto Esquivel Muñoz to represent BANCO DE CHILE is set down in the public deed dated March 17, 2005, executed in the Santiago Notarial Office of Mr. René Benavente Cash. The authority of Mr. Hernan Jorquera Herrera to represent BANCO DE CHILE is evidenced in the public deed dated February 25, 2004, executed in the Santiago Notarial Office of Mr. René Benavente Cash. None of these authorities are inserted as they are known to the parties and to the attesting notary, at the specific request thereof. This text was written by Mr. Cristobal Herrera Barriga, attorney.

In witness whereof, the parties sign this instrument after reading it. A copy is issued. This page corresponds to the public deed of amendment of indenture agreement between Distribución y Servicio D&S S.A. and BANCO DE CHILE. I attest.

/s/ Miguel Afif Núñez Sfeir
ON BEHALF OF DISTRIBUCIÓN Y SERVICIO D&S S.A.
ID NO. 10.087.763-5

/s/ Alberto Esquivel Muñoz
ON BEHALF OF BANCO DE CHILE
ID NO. 6.374.597-9

/s/ René Benavente Cash
ON BEHALF OF BANCO DE CHILE
ID NO. 6.636.671-5